Exhibit 10.8

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of April 15, 2010, is entered into between WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), a California corporation, as Agent and Lender (in such capacities, “Lender”), IMAGE ENTERTAINMENT, INC., a Delaware corporation (“Image”), EGAMI MEDIA, INC., a Delaware corporation (“Egami”, and together with Image, the “Borrowers”, and each a “Borrower”), and IMAGE ENTERTAINMENT (UK), INC., a Delaware corporation (“Guarantor”).

RECITALS

A.            Borrowers, Guarantor, Home Vision Entertainment, Inc., a Delaware corporation (“Home Vision”) (which has since been merged with and into Image), and Lender have previously entered into that certain Loan and Security Agreement dated May 4, 2007, as amended by that certain First Amendment to Loan and Security Agreement dated as of April 28 2008, as amended by that certain Second Amendment to Loan and Security Agreement dated as of June 23, 2009, as amended by that certain Third Amendment to Loan and Security Agreement dated as of July 30, 2009, and as amended by that certain Fourth Amendment to Loan and Security Agreement dated as of January 8, 2010 (as amended, the “Loan Agreement”), pursuant to which Lender has made certain loans and financial accommodations available to Image.  Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

B.            Borrowers and Guarantor have requested that Lender amend the Loan Agreement in certain respects, including, without limitation, to designate Egami as a “Borrower” thereunder, and Lender is willing to accommodate such request on the terms and conditions set forth herein.

C.            Borrowers and Guarantor are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Lender’s rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Amendments to Loan Agreement.

(a)           Egami is hereby added as a co-borrower under the Loan Agreement with the same force and effect as if Egami had duly executed and delivered the Loan Agreement as a “Borrower” thereunder in addition to Image.  Without limiting the foregoing:

(1)           The definition of “Borrowers” in Section 1.12 of the Loan Agreement is hereby amended to include Egami.

(2)           Egami and Image shall be jointly and severally liable for all Obligations.

(3)           Egami hereby represents and warrants to Agent and the Lenders the truth and accuracy of all representations and warranties applicable to Borrowers in the Loan Agreement (after giving effect to the inclusion of Egami as set forth in clauses (1)).

(4)           Egami hereby agrees to perform all of the covenants and agreements applicable to Borrowers in the Loan Agreement.

(5)           Agent and the Lenders shall have all of the rights, remedies, interests and powers as against Egami as provided to Agent and the Lenders in relation to Borrowers in the Loan Agreement.

(6)           Each reference in any Financing Agreement (including, without limitation, that certain Guaranty dated as of March 4, 2007, made by Home Vision and Egami in favor of Agent and the Lenders) to “Borrower” or “Borrowers” shall hereafter include Egami and any reference to “Guarantor” or “Guarantors” shall hereafter exclude Egami.

(7)           Egami shall no longer be designated as a “Guarantor” under the Loan Agreement.

(b)           The definition of “Availability Block” in Section 1.8.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.8.1      ‘Availability Block’ shall mean an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000).”

(c)           The definition of “Borrowing Base” in Section 1.13 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.13       ‘Borrowing Base’ shall mean, at any time, the amount equal to:

(a)          the amount equal to eighty-five percent (85%) of the Eligible Accounts of Borrowers, plus

(b)         the lesser of (A) the Inventory Loan Limit or (B) the sum of: (1) the lesser of sixty percent (60%) multiplied by the Value of the Eligible Inventory of Borrowers consisting of Under 52 Week Supply Inventory, or eighty-five percent (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, plus (2) the lesser of twenty percent (20%) multiplied by the Value of the Eligible Inventory of Borrowers which does not consist of Under 52 Week Supply Inventory, or eighty-five percent (85%) percent of the Net Recovery Percentage multiplied by the Value of such Inventory, minus

(c)          the Availability Block, minus

(d)         Reserves.

Notwithstanding the foregoing, the maximum portion of the Borrowing Base calculated upon Eligible Accounts that are unpaid more than ninety (90) days after the date of the original invoice for them (but not more than one hundred five (105) days after such date), shall be limited to Two Million Five Hundred Thousand Dollars ($2,500,000).  For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letters of Credit for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit on the Value of the Eligible Inventory being purchased with such Letter of Credit.  In determining the actual amounts of such Letter of Credit to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.  The amounts of Eligible Inventory of any Borrower shall, at Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of such Borrower or the perpetual inventory record maintained by such Borrower.”

(d)           Clause (m) of the definition of “Eligible Accounts” contained in Section 1.29 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(m)        (i) the aggregate amount of such Accounts owing by a single account debtor (other than Amazon.com, Anderson Merchandisers, L.P., Wal-Mart Stores, Inc.,  Best Buy Co., Inc., Ingram Entertainment, Inc., and Target Corporation) do not constitute more than ten (10%) percent of the aggregate amount of all otherwise Eligible Accounts; (ii) the aggregate amount of such Accounts owing by Target Corporation do not constitute more than twenty-five percent (25%) of the aggregate amount of all otherwise Eligible Accounts; (iii) the aggregate amount of such Accounts owing by Best Buy Co., Inc. and Ingram Entertainment, Inc. do not, in the aggregate, constitute more than twenty-five percent (25%) of the aggregate amount of all otherwise Eligible Accounts; (iv) the aggregate amount of such Accounts owing by Amazon.com do not constitute more than thirty-five percent (35%) of the aggregate amount of all otherwise Eligible Accounts; and (v) the aggregate amount of such Accounts owing by Anderson Merchandisers, L.P. and Wal-Mart Stores, Inc. do not, in the aggregate, constitute more than thirty-five percent (35%) of the aggregate amount of all otherwise Eligible Accounts (but, in each case, the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts);”

(e)           The following is hereby added to the Loan Agreement as Section 1.29.1:

“1.29.1  ‘Eligible Inventory’ shall mean, as to each Borrower, Inventory of such Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower, that in each case satisfy the criteria set forth below as determined by Agent.  In general, Eligible Inventory shall not include:  (a) raw materials; (b) work-in-process; (c) components which are not part of finished goods; (d) spare parts for equipment; (e) packaging and shipping materials; (f) supplies used or consumed in such Borrower’s business; (g) Inventory at premises other than those owned or leased and controlled by any Borrower unless consented to by Agent in its sole discretion (which can be revoked by Agent at any time); (h) Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent; (i) bill and hold goods; (j) unserviceable, obsolete or slow moving Inventory; (k) Inventory that is not subject to the first priority, valid and perfected security interest of Agent; (l) damaged and/or defective Inventory; (m) Inventory purchased or sold on consignment and (n) Inventory located outside the United States of America. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent.  Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.”

(f)            The definition of “Excess Availability” in Section 1.38 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.38       ‘Excess Availability’ shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of:  (i)  the Borrowing Base and (ii) the Revolving Loan Limit (in each case under (i) or (ii) after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Obligations), minus (b) the sum of:  (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose any outstanding Letter of Credit Obligations), plus (ii) the amount of all Reserves then established in respect of Letter of Credit Obligations, and solely for the purpose of the condition precedent set forth in Section 4.1(f) hereof, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Borrowers in good faith), plus (iv) without duplication, the amount of checks issued by Borrowers to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Borrowers in good faith), but not yet sent.”

(g)           The definition of “Fixed Charge Coverage Ratio” contained in Section 1.44 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.44 ‘Fixed Charge Coverage Ratio’ shall mean, as to any Person, with respect to any period, the ratio of (a) the EBITDA of such Person during such period, plus any amortization of production costs (to the extent not already added to Net Income in calculating such EBITDA), minus taxes, whether Federal, State or local, and whether foreign or domestic, that are paid or payable by such Person or its Subsidiaries in cash in respect of such period, minus any Capital Expenditures made by such Person or its Subsidiaries during such period to the extent they are not financed, minus production costs expenditures made by such Person or its Subsidiaries during such period, and minus any advances made by such Person or its Subsidiaries during such period to licensors of any Intellectual Property acquired by any Borrower or Guarantor, to (b) all principal sums paid or payable by such Person or its Subsidiaries on Indebtedness during such period and all Interest Expense of such Person and its Subsidiaries during such period, minus any such Interest Expense not paid or payable in cash, minus deferred finance expense on subordinated Indebtedness, and minus any warrant amortization, in each case made or incurred by such Person or its Subsidiaries during such period.”

(h)           Clause (b)(ii) of the definition of “Interest Rate” contained in Section 1.57 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(ii) on the Revolving Loans at any time outstanding in excess of the Borrowing Base or the Revolving Loan Limit (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).”

(i)            The following is hereby added to the Loan Agreement as Section 1.58.1:

“1.58.1   ‘Inventory Loan Limit’ shall mean an amount equal to $2,500,000.”

(j)            The following is hereby added to the Loan Agreement as Section 1.69.1:

“1.69.1  ‘Maturity Date’ shall have the meaning set forth in Section 13.1 hereof.”

(k)           The following is hereby added to the Loan Agreement as Section 1.71.1:

“1.71.1   ‘Net Recovery Percentage’ shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.”

(l)            Section 1.88 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.88   Intentionally Omitted.”

(m)          A new clause (vii) is hereby added to the end of the second sentence of the definition of “Reserves” contained in Section 1.91 of the Loan Agreement as follows:

“(vii) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory.”

(n)           The definition of “Revolving Loan Limit” in Section 1.92 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.92       ‘Revolving Loan Limit’ shall mean an amount equal to $20,000,000.”

(o)           The following is hereby added to the Loan Agreement as Section 1.98.1:

“1.98.1  ‘Under 52 Week Supply Inventory’ shall mean, as of any date of determination with respect to each specific title or product offered by Borrowers, all Inventory of such specific title or product to the extent the aggregate amount of such specific Inventory does not exceed twice the amount of such specific Inventory sold by Borrowers in the prior six months; provided, however, that any Inventory consisting of a specific title or product for which at least six month historical sales are not available due to such Inventory being newly carried by Borrowers shall also constitute Under 52 Week Supply Inventory until Borrowers have carried such Inventory for at least six months.”

(p)           The following is hereby added to the Loan Agreement as Section 1.98.2:

“1.98.2 ‘Value’ shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include:  (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B)  write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.”

(q)           Section 2.1(a)(i) and Section 2.1(a)(ii) of the Loan Agreement are hereby amended and restated to read in their entirety as follows:

“(i) the Borrowing Base at such time or (ii) the Revolving Loan Limit at such time.”

(r)            Section 2.1(b) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(b) Except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding at any time shall not exceed the Borrowing Base, (ii) the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding at any time shall not exceed the Revolving Loan Limit, and (iii) the aggregate principal amount of the Revolving Loans outstanding based on the Eligible Inventory shall not exceed the Inventory Loan Limit.”

(s)           Section 2.1(c) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(c) In the event that: (i) except as otherwise provided herein, the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding exceeds the Borrowing Base or the Revolving Loan Limit, or (ii) the aggregate principal amount of Revolving Loans and Letter of Credit Obligations based on the Eligible Inventory exceeds the Inventory Loan Limit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.”

(t)            Section 2.2(c)(iv) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(iv) Excess Availability, prior to giving effect to any Reserves with respect to such Letter of Credit, on the date of the proposed issuance of any Letter of Credit, shall be equal to or greater than an amount equal to one hundred (100%) percent of the Letter of Credit Obligations with respect thereto.”

(u)           Section 3.2(a) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(a)         Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to three-eighths of one (0.375%) percent per annum calculated upon the amount by which the Revolving Loan Limit exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.”

(v)           The following is hereby added as clause (d) to Section 3.2 of the Loan Agreement:

“(d) Borrowers shall pay to Agent monthly, for Agent’s own account, a servicing fee in respect of Agent’s services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the first day of each month and shall be in an amount equal to: (i) Five Thousand Dollars ($5,000) on May 1, 2010, June 1, 2010, and July 1, 2010; (ii) Seven Thousand Five Hundred Dollars ($7,500) on August 1, 2010; (iii) Twelve Thousand Five Hundred Dollars ($12,500) on September 1, 2010; and (iv) Fifteen Thousand Dollars on October 1, 2010, and on the first day of each month thereafter.”

(w)          Section 7.3(d) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(d) upon Agent’s request, Borrowers shall, at their expense, no more than two (2) times in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely;”

(x)            Section 9.17 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“9.17       Fixed Charge Coverage Ratio.  Commencing with the month ending June 30, 2010, Borrowers shall maintain a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0, when measured at the end of each month on a fiscal year-to-date basis.”

(y)           Section 10.1 of the Loan Agreement is hereby amended by replacing the “.” at the end of clause (o) thereof with “, or” and by inserting the following as a new clause (p):

“(p) there shall be less than $5,000,000 available to be drawn by Agent under the Permitted Holders L/C.”

(z)            Section 12.8 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“Section 12.8  Additional Loans.  Agent shall not make any Revolving Loans or provide any Letter of Credit to Borrowers on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit would cause the aggregate amount of the total outstanding Revolving Loans and Letters of Credit to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Agent may make such additional Revolving Loans or provide such additional Letter of Credit on behalf of Lenders, intentionally and with actual knowledge that such Revolving Loans or Letter of Credit will cause the total outstanding Revolving Loans and Letters of Credit to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letters of Credit to Borrowers which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to ten (10%) percent of the Revolving Loan Limit and shall not cause the total principal amount of the Revolving Loans and Letters of Credit to exceed the Revolving Loan Limit and (b) no such additional Revolving Loan or Letter of Credit shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree.  Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letters of Credit.”

(aa)         Sections 12.11(a)(ii)(A) and 12.11(a)(ii)(B) of the Loan Agreement are hereby amended and restated in their entirety as follows:

“(A) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the additional Loans and Letters of Credit which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the amount equal to ten (10%) percent of the Revolving Loan Limit and (B) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the Loans, shall not exceed the Revolving

Loan Limit, except at Agent’s option, provided, that, to the extent that the aggregate principal amount of Special Agent Advances plus the then outstanding principal amount of the Loans exceed the Revolving Loan Limit, the Special Agent Advances that are in excess of the Revolving Loan Limit shall be for the sole account and risk of Agent and notwithstanding anything to the contrary set forth below, no Lender shall have any obligation to provide its share of such Special Agent Advances in excess of the Revolving Loan Limit, or”

(bb)         Section 13.1(a) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on October 25, 2010 (the “Maturity Date”), unless sooner terminated pursuant to the terms hereof.  Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable); provided, that this Agreement and all other Financing Agreements must be terminated simultaneously.  In addition, Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default.  Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such Bank Product Provider).  The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, California time.”

(cc)         Section 13.1(c) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(c) Intentionally Omitted.”

2.             Consent.  Image has informed Lender that it wishes to purchase all (or a significant interest with a potential option to purchase all remaining Capital Stock) of the Capital Stock or substantially all of the assets of a Person (the “Acquired Person”) to be disclosed at a later date, which Person must be approved by Lender in its sole discretion (the “Acquisition”).  The Acquisition is prohibited under the terms of Section 9.10 of the Loan Agreement and therefore Borrowers have requested that Lender consent to the Acquisition.  For purposes of Section 9.10 of the Loan Agreement only, and subject to the terms of this Amendment, Lender hereby consents to the Acquisition so long as: (i) no Default or Event of Default exists at the time the Acquisition is consummated or would occur as a result of the Acquisition; (ii) the Acquisition is on terms and conditions, and subject to documentation, satisfactory to Lender; (iii) Borrowers shall have provided Lender with all releases, terminations and other documents as Lender may require to confirm that after giving effect to the consummation of the Acquisition, the assets and Capital Stock of the Acquired Person are free and clear of all liens (except for liens permitted under Section 9.8 of the Loan Agreement); (iv) Lender shall have received executed copies of all of the documentation evidencing the Acquisition; and (v) to the extent the Acquisition is consummated through the formation or acquisition of a new Subsidiary of a Borrower or Guarantor, such new Subsidiary shall execute such documents as requested by Lender to make such Subsidiary a Guarantor or Borrower under the Loan Agreement and to grant a security interest in all of its assets.  Borrowers hereby acknowledge and agree that none of the assets acquired in connection with the Acquisition or generated after consummation of the Acquisition in connection with the business of the Acquired Person shall be included within the calculation of the Borrowing Base until such time as Lender has conducted a collateral exam and audit on such assets satisfactory to Lender and subject to such additional terms and conditions as Lender may require in its discretion.

3.             Amendment Fee.  Borrowers shall pay to Lender an amendment fee in the amount of Twenty Five Thousand Dollars ($25,000), which shall be fully earned by Lender, non-refundable, and due and payable by Borrowers on the date of this Amendment.

4.             Release; Covenant Not to Sue.

(a)           Each Borrower and Guarantor hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any Borrower or Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.  It is the intention of each Borrower and Guarantor in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MIGHT HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Borrower and Guarantor acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.  Each Borrower and Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b)           Each Borrower and Guarantor, on behalf of itself and their respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by any Borrower or Guarantor pursuant to the above release.  If any Borrower, Guarantor or any of their respective successors, assigns or other legal representations violates the foregoing covenant, each Borrower and Guarantor, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by such Released Party as a result of such violation.

5.             Effectiveness of this Amendment.  The effectiveness of this Amendment is subject to the following conditions precedent:

(a)           Amendment.  Lender shall have received this Amendment, fully executed in a sufficient number of counterparts for distribution to all parties.

(b)           Portside.  Lender shall have received evidence, in form and substance satisfactory to Lender, that any UCC-1s filed against any Borrower or Guarantor by Portside Growth and Opportunity Fund shall have been terminated.

(c)           Representations and Warranties.  The representations and warranties set forth herein and in the Loan Agreement shall be true and correct.

(d)           Other Required Documentation.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Lender.

6.             Representations and Warranties.  Borrowers and Guarantor represent and warrant as follows:

(a)           Authority.  Each Borrower and Guarantor has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Financing Agreements (as amended or modified hereby) to which it is a party.  The execution, delivery and performance by Borrowers and Guarantor of this Amendment have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.

(b)           Enforceability.  This Amendment has been duly executed and delivered by Borrowers and Guarantor.  This Amendment and each Financing Agreement (as amended or modified hereby) is the legal, valid and binding obligation of Borrowers and Guarantor, enforceable against them in accordance with its terms, and is in full force and effect.

(c)           Representations and Warranties.  The representations and warranties contained in each Financing Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

(d)           Due Execution.  The execution, delivery and performance of this Amendment are within the power of Borrowers and Guarantor, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on any Borrower or Guarantor.

(e)           No Default.  No event has occurred and is continuing that constitutes an Event of Default.

7.             Choice of Law.  The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State.

8.             Counterparts.  This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

9.             Reference to and Effect on the Financing Agreements.

(a)           Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Financing Agreements to “the Loan Agreement”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

(b)           Except as specifically amended above, the Loan Agreement and all other Financing Agreements, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrowers and Guarantor to Lender.

(c)           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lender under any of the Financing Agreements, nor constitute a waiver of any provision of any of the Financing Agreements.

(d)           To the extent that any terms and conditions in any of the Financing Agreements shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

10.           Estoppel.  To induce Lender to enter into this Amendment and to continue to make advances to Borrowers under the Loan Agreement, Borrowers and Guarantor hereby acknowledge and agree that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of any Borrower or Guarantor as against Lender with respect to the Obligations.

11.           Integration.  This Amendment, together with the other Financing Agreements, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

12.           Severability.  In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

IMAGE ENTERTAINMENT, INC.,
a Delaware corporation

By:	/s/ JOHN AVAGLIANO
Name:	John Avagliano
Title:	COO/CFO

EGAMI MEDIA, INC.,
a Delaware corporation

By:	/s/ JOHN AVAGLIANO
Name:	John Avagliano
Title:	COO/CFO

IMAGE ENTERTAINMENT (UK), INC.,
a Delaware corporation

By:	/s/ JOHN AVAGLIANO
Name:	John Avagliano
Title:	COO/CFO

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN),
as Agent and Lender

By:	/s/ CARLOS VALLES
Name:	Carlos Valles
Title:	Director